EXHIBIT 23.3

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the disclosure in the Sticker Supplement dated March 20, 2014, to be filed on the date hereof, to the prospectus dated May 2, 2011 of CNL Lifestyle Properties, Inc. (the “Company”), with respect to the valuation materials that were prepared by CBRE Capital Advisors, Inc. and our role in the determination by the board of directors of the Company of the net asset value per share of the Company’s common stock as of December 31, 2013.

March 20, 2014	/s/ Eric Tanjeloff
CBRE Capital Advisors, Inc.